  Underwriter    Commission
  from Whom Principal Amount of Aggregate Amount Purchase  Spread or
Fund Name Purchase Date Purchased Purchase by Advisor of Offering Price Profit Security Affiliated Underwriter

AEFT Small Company Growth Fund 01/25/07 JP Morgan "$4,968,750" "$144,756,250" $13.25 0.33/share Edge Petroleum Corp. "Raymond James & Associates, Inc."

AEFT Small Company Growth Fund 02/08/07 Deutsche Bank  "$850,000" "$228,083,339" $17.00 0.714/share Switch and Data Facilities Co. "Raymond James & Associates, Inc."